Exhibit 99.01

Press Release
www.shire.com

Shire on Track for Double Digit Full Year Earnings Growth
Advancing Late Stage Pipeline of new Growth Opportunities

October 25, 2012 – Shire (LSE: SHP, NASDAQ: SHPG) announces results for the three months to September 30, 2012.

Financial Highlights	Q3 2012	Reported Growth(1)	CER Growth(2)
Product sales	$1,055 million	+4%	+6%
Product sales excluding ADDERALL XR	$952 million	+10%	+13%
Total revenues	$1,100 million	+1%	+4%

Non GAAP operating income	$325 million	-5%
US GAAP operating income	$273 million	+7%

Non GAAP diluted earnings per ADS	$1.36	+6%
US GAAP diluted earnings per ADS	$1.19	+17%

Non GAAP cash generation	$355 million	+20%
Non GAAP free cash flow	$261 million	+90%
US GAAP net cash provided by operating activities	$288 million	+61%

(1)	Percentages compare to equivalent 2011 period.
(2)	Percentages compare to equivalent 2011 period on a constant exchange rate (“CER”) basis, which is a Non GAAP measure.

The Non GAAP financial measures included within this release are explained on page 25, and are reconciled to the most directly comparable financial measures prepared in accordance with US GAAP on pages 20 - 24.

Angus Russell, Chief Executive Officer, commented:

“Shire’s business is progressing well. This quarter we grew Non GAAP earnings per ADS by 6% after increasing our investment in R&D by over 20% to fund our increasingly late stage pipeline. We continue to generate strong cash flows (up 20% to over $350 million in the quarter), which will support our future growth.

The ADHD market is one of the fastest growing major therapeutic categories in the US and our lead product VYVANSE continues to gain share and generated strong prescription growth in the US despite the entry of additional generics in the ADHD market. We are advancing our preparations for the potential approval and launch of VYVANSE in Europe, where it will be called ELVANSE. Our rare disease business also continues to grow, with FIRAZYR performing strongly following its US launch. DERMAGRAFT product sales were impacted by the re-engineering of key areas of the Regenerative Medicine business, including an ongoing restructuring of the sales and marketing organization and the implementation of a new commercial model, all of which is expected to position the product for future sales growth. We anticipate that the run rate for DERMAGRAFT revenues will recover during 2013.

In our advancing pipeline we have late stage studies for Lisdexamfetamine dimesylate (“LDX” - the active ingredient in VYVANSE) in major depressive disorder ongoing, we are planning to initiate our Phase 3 program for binge eating disorder around the turn of the year and following discussions with the FDA, we plan to initiate Phase 3 studies in negative symptoms of schizophrenia in the near future. We’ve also identified potential new indications for FIRAZYR and DERMAGRAFT. Our intrathecal trials for Hunter CNS, SanFilippo A and Metachromatic Leukodystrophy are also progressing well.

Shire remains on track to deliver double digit full year earnings growth in 2012. We are increasingly confident in our ability to meet our target of delivering sound earnings growth in 2013 and deliver increased growth beyond that.”

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

FINANCIAL SUMMARY
Third Quarter 2012 Unaudited Results

	Q3 2012			Q3 2011
	US GAAP	Adjustments	Non GAAP	US GAAP	Adjustments	Non GAAP
	$M	$M	$M	$M	$M	$M
Total revenues	1,100	-	1,100	1,086	-	1,086
Operating income	273	52	325	255	86	341

Diluted earnings per ADS	$1.19	$0.17	$1.36	$1.02	$0.26	$1.28

•
Product sales were up 4% to $1,055 million (Q3 2011: $1,018 million). On a CER basis product sales were up 6%. This quarter, sales were affected by $28 million of unfavorable foreign exchange, primarily in our Human Genetic Therapies (“HGT”) business (up 9% on a reported basis, up 16% on a CER basis), particularly due to weaker European currencies.

Product sales excluding ADDERALL XR® were up 10% (13% on a CER basis), as we saw strong growth from VYVANSE® (up 24% to $247 million), VPRIV® (up 16% to $75 million), INTUNIV® (up 23% to $69 million) and FIRAZYR® (up to $30 million from $7 million in Q3 2011). Product sales growth was held back by DERMAGRAFT® (down 33% to $34 million), due to the ongoing restructuring of the Regenerative Medicine sales and marketing organization.

ADDERALL XR product sales were down 32% to $102 million due to lower prescription volumes and higher sales deductions (Q3 2011 benefited from significantly lower sales deductions following a lowering of the estimate of inventory in the US retail pipeline). A generic version of ADDERALL XR was approved late in Q2 2012.

•
Total revenues were up 1% (up 4% on a CER basis) as the growth in product sales was offset, as expected, by lower royalties, particularly ADDERALL XR royalties received from Impax Laboratories Inc. (“Impax”) following the launch of Actavis Inc.’s (“Actavis”) generic product.

•	On a Non GAAP basis:
Operating income was down 5% to $325 million (Q3 2011: $341 million), as combined total operating costs increased at a slightly higher rate (4%) than total revenues. Research and development (“R&D”) expenditure was up 22% due to our investment in new uses for LDX(1) and other early and late stage pipeline programs. Selling, General and Administrative (“SG&A”) expenditure decreased 5% in Q3 2012, reflecting our continuing focus on effective cost management and some favorable foreign exchange impact.

On a US GAAP basis:
Operating income was up 7% to $273 million (Q3 2011: $255 million), as Q3 2011 included certain in-process R&D (“IPR&D”) impairment charges and higher costs related to acquisition and integration activities.

•
Non GAAP diluted earnings per American Depository Share (“ADS”) increased 6% to $1.36 (Q3 2011: $1.28), as a lower Non GAAP effective tax rate of 18% (Q3 2011: 25%) more than offset lower Non GAAP operating income.

On a US GAAP basis diluted earnings per ADS increased 17% to $1.19 (Q3 2011: $1.02), due to higher operating income and a lower US GAAP effective tax rate of 15% (Q3 2011: 27%).

•	Cash generation, a Non GAAP measure, grew strongly by 20% to $355 million (Q3 2011: $296 million).

Free cash flow, also a Non GAAP measure, was up 90% to $261 million (Q3 2011: $138 million) due to higher cash generation, lower cash tax payments and lower capital expenditure in Q3 2012 compared to Q3 2011.

On a US GAAP basis, net cash provided by operating activities was up 61% to $288 million (Q3 2011: $179 million).

•	Reflecting our strong cash generation, net cash at September 30, 2012 was $213 million (December 31, 2011: net debt of $488 million).

(1)	LDX, currently marketed as VYVANSE in the US for the treatment of Attention Deficit Hyperactivity Disorder (“ADHD”).

•	Shire has a strong balance sheet and continued robust cash generation, and considers the efficient use of capital on behalf of shareholders as an important objective.

•
We are initiating a share buy-back program of up to $500 million. This buy-back program will not constrain the Company’s ability to execute its strategy of generating shareholder value through organic growth and acquisitions which further enhance the quality and growth potential of the business.

This buy-back program is within the terms of the authority granted by shareholders at the 2012 AGM. The market will be notified in accordance with the listing rules if and when purchases are effected.

OUTLOOK

Shire has performed well in the year so far and is on track to deliver double digit full year earnings growth in 2012. We now expect product sales growth to be around 12% for the full year. This reflects our expectation of continued lower sales in the fourth quarter for DERMAGRAFT while we restructure our Regenerative Medicine commercial operations, and also the foreign exchange impact we have absorbed on some of our products this quarter.

We now expect an improved contribution from royalties and other revenues, of approximately 15% to 20% lower than last year, a change from our previous guidance of 25% to 35% lower. This reflects the recent settlement reached with GSK which will result in Shire recording additional, one-time royalty income of $38 million in Q4 2012.

We continue to anticipate some marginal dilution of Non GAAP gross margins in the full year.

We are continuing our investment in the long term prospects of the business and now expect year on year growth of combined Non GAAP R&D and SG&A expenditure to trend towards the lower end of our previous guidance of 10-12%.

We expect our full year Non GAAP effective tax rate to be in the range of 18%-20%, as previously guided.

Overall, we remain on track to deliver double digit full year earnings growth in 2012.

In 2013, we expect revenues from ADDERALL XR (including its associated royalty) to reduce as we absorb the full year impact of the recent launch of a generic competitor.  We will be investing in several late stage clinical trials and with careful management of our cost base and prioritization of other investments, we are increasingly confident in our ability to meet our target of delivering sound earnings growth in 2013 and deliver increased growth beyond that.

THIRD QUARTER 2012 AND RECENT PRODUCT AND PIPELINE DEVELOPMENTS

Products

VPRIV – for the treatment of Type 1 Gaucher disease

•
In October 2012 Shire submitted its response to the matters raised by the US Food and Drug Administration (“FDA”) in respect of production of VPRIV drug substance at Lexington, and continues to work closely with the FDA towards a satisfactory resolution.

Notwithstanding the ongoing discussions with the FDA, Shire continues to supply VPRIV to US patients through its existing approved US manufacturing facilities and has the capacity to meet the anticipated demand for VPRIV from current and new patients both in the US and globally.

DERMAGRAFT – for the treatment of Diabetic Foot Ulcers (“DFU”) in Canada

•
On September 5, 2012 Shire announced that DERMAGRAFT had received regulatory approval from Health Canada as a class IV medical device for the treatment of DFU. Shire intends to make DERMAGRAFT available in Canada in Q1 2013. This approval is an important first step for Shire Regenerative Medicine as it continues to develop its international expansion strategy.

VYVANSE – for the treatment of ADHD

•
On September 12, 2012 Shire announced that the FDA has accepted the filing for review of a supplemental New Drug Application for VYVANSE. Shire is seeking approval of VYVANSE as a maintenance treatment in children and adolescents aged 6 to 17 years with ADHD. There are currently no stimulants approved for maintenance treatment in children and adolescents aged 6 to 17 years with ADHD. The FDA has issued a Prescription Drug User Fee Act action date of April 29, 2013.

Pipeline

LDX – for the treatment of Major Depressive Disorder (“MDD”)

•	The Phase 3 program is ongoing with headline data expected in the second half of 2013.

SPD602 – for the treatment of chronic iron overload requiring chelation therapy

•	A Phase 2 trial has been initiated to evaluate the safety and efficacy of SPD602 in patients with tranfusional iron overload and whose primary diagnosis is hereditary or congenital anemia.

HGT1110 for the treatment of Metachromatic Leukodystrophy (“MLD”)

•
In Q3 2012, Shire initiated a Phase 1/2 clinical trial for the treatment of MLD with HGT1110, an enzyme replacement therapy which is delivered intrathecally. This product has been granted orphan designation in the US and the EU. There is no currently available therapy for MLD.

FIRAZYR – for the treatment of ACE inhibitor-induced angioedema

•
An investigator sponsored trial into the use of FIRAZYR for the treatment of ACE inhibitor-induced angioedema was recently completed in the EU. The results of the investigator sponsored trial were positive and the investigator is preparing an article for publication. ACE inhibitor-induced angioedema is a rare and potentially life-threatening side effect of ACE inhibitor therapy, with approximately 130,000 cases per year in the US and 160,000 in the EU and no currently approved therapy. Shire is reviewing the necessary steps likely to be required to extend FIRAZYR’s label to include this indication in each of the US and EU.

DERMAGRAFT – for the treatment of Epidermolysis Bullosa (“EB”)

•	Shire expects Phase 3 clinical trials to commence towards the end of 2012. EB is a rare genetic disorder for which there is no approved therapy.

OTHER DEVELOPMENTS

Telethon Institute of Genetics and Medicine (“TIGEM”) collaboration

•
On October 24, 2012 Shire announced that it had entered into a long-term, broad based, multi-indication research collaboration in rare diseases with Fondazione Telethon, a major Italian biomedical charitable foundation, for several research projects carried out at TIGEM that collectively research 13 undisclosed rare disease indications that have the potential to add multiple novel therapeutic candidates to the early stage pipeline.

License agreement with IGAN Biosciences, Inc. (“IGAN”)

•
On October 24, 2012 Shire acquired a worldwide exclusive license from IGAN to develop and commercialize protease-based therapeutics for the treatment of IgA nephropathy, a rare kidney disease. This pre-clinical opportunity is an appealing strategic fit for Shire’s rare disease portfolio.

Legal Proceedings

INTUNIV patent litigation

•
On September 6, 2012 Shire announced that it had settled all pending litigation with Anchen Pharmaceuticals, Inc. (“Anchen”) and TWi Pharmaceuticals, Inc. (“TWi”) in connection with TWi’s Abbreviated New Drug Application for a generic version of INTUNIV. As part of the settlement, Anchen was given a license to make and sell its generic version of INTUNIV from July 1, 2016, or earlier in certain circumstances. Also, Shire may authorize Anchen to sell authorized generic versions of INTUNIV supplied by Shire. This settlement had no effect on the ongoing lawsuit against Actavis and Teva Pharmaceuticals USA, Inc. (“Teva”), in connection with their attempts to market generic versions of Shire’s INTUNIV. A bench trial against Actavis and Teva was held in the US District Court for the District of Delaware from September 17 to September 20, 2012. The post trial briefing of the parties to the judge is scheduled to conclude by November 1, 2012 and no decision has yet been given.

BOARD AND COMMITTEE CHANGES

•
The Board of Directors announces today the retirement in 2013 of Chief Executive Angus Russell after 13 years with the Company and 32 years in the pharmaceutical industry. Flemming Ornskov MD, MBA, MPH has been appointed to succeed Angus and will join the Shire Board as Chief Executive Designate on January 2, 2013, from Bayer. A handover period of several months after Flemming joins the Board will see Angus and Flemming working together to ensure a smooth transition before Flemming becomes CEO on April 30, 2013, the date of the Shire Annual General Meeting (see separate press release for more detail).

•
Dr. Steven Gillis, Ph.D. has joined the Board of Directors on October 1, 2012. Dr. Gillis has also been appointed as a member of the Science & Technology Committee and Remuneration Committee with effect from October 1, 2012.

ADDITIONAL INFORMATION

The following additional information is included in this press release:

For further information please contact:

Investor Relations

- Eric Rojas	erojas@shire.com	+1 781 482 0999

- Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894 157

Media

- Jessica Mann	jmann@shire.com	+44 1256 894 280

- Gwen Fisher	gfisher@shire.com	+1 484 595 9836

- Jessica Cotrone	jcotrone@shire.com	+1 781 482 9538

Dial in details for the live conference call for investors 13:00 BST/8:00 EDT on October 25, 2012:

UK dial in:	0808 237 0030

US dial in:	1 866 928 7517 or 1 718 873 9077

International dial in:	+44 203 139 4830

Password/Conf ID:	99054603#

Live Webcast:	http://www.shire.com/shireplc/en/investors

OVERVIEW OF THIRD QUARTER 2012 FINANCIAL RESULTS

1.	Product sales

For the three months to September 30, 2012 product sales increased by 4% to $1,055 million (Q3 2011: $1,018 million) and represented 96% of total revenues (Q3 2011: 94%).

		Year on year growth			US Exit Market Share(1)
Product sales	Sales $M	Sales	CER	US Rx(1)

VYVANSE	247.1	+24%	+24%	+16%	17%
REPLAGAL®	121.7	-6%	+2%	n/a(3)	n/a(3)
ELAPRASE®	110.5	+1%	+8%	n/a(2)	n/a(2)
LIALDA/MEZAVANT®	104.4	+16%	+17%	+6%	22%
VPRIV	74.9	+16%	+21%	n/a(2)	n/a(2)
INTUNIV	69.0	+23%	+23%	+27%	4%
PENTASA®	67.0	+20%	+20%	-4%	14%
FOSRENOL®	38.1	-6%	-1%	-19%	5%
DERMAGRAFT	33.7	-33%	-33%	n/a(2)	n/a(2)
FIRAZYR	30.3	+321%	+331%	n/a(2)	n/a(2)
OTHER	55.6	-16%	-11%	n/a	n/a
Excluding ADDERALL XR	952.3	+10%	+13%
ADDERALL XR	102.2	-32%	-32%	-17%	5%
Total	1,054.5	+4%	+6%

(1)	Data provided by IMS Health National Prescription Audit (“IMS NPA”). Exit market share represents the average monthly US market share in the month ended September 30, 2012.
(2)	IMS NPA Data not available.
(3)	Not sold in the US in Q3 2012.

VYVANSE – ADHD

VYVANSE product sales showed strong growth in Q3 2012, up 24% compared to Q3 2011, as a result of higher prescription demand (up 16% compared to Q3 2011) and the effect of a price increase taken since Q3 2011. These positive factors were partially offset by destocking in Q3 2012.

REPLAGAL – Fabry disease

Reported REPLAGAL sales were impacted by unfavorable foreign exchange (amounting to approximately $10 million), primarily due to weaker European currencies in Q3 2012 compared to Q3 2011 and Q2 2012. On a CER basis, sales continued to grow through the treatment of both naïve patients and those switching from FABRAZYME.

ELAPRASE – Hunter syndrome

Reported ELAPRASE sales in Q3 2012 were affected by weaker European currencies (affecting reported product sales by approximately $8 million) and the timing of shipments to markets with large, infrequent orders.  This includes Brazil where a large shipment was delayed in Q3 and will now occur in Q4. On a CER basis, ELAPRASE product sales increased and patients on therapy continue to grow across all regions in which ELAPRASE is sold.

LIALDA/MEZAVANT – Ulcerative colitis

Product sales for LIALDA/MEZAVANT increased in Q3 2012 as a result of higher US prescription demand and the effect of a price increase taken since Q3 2011. These positive factors were partially offset by the effect of higher US sales deductions and the effect of lower priced imports into certain European markets.

VPRIV – Gaucher disease

VPRIV product sales growth was driven by the treatment of new patients, being both naïve patients and switches from CEREZYME. Reported VPRIV sales were also impacted by unfavorable foreign exchange (approximately $3 million).

INTUNIV – ADHD

INTUNIV product sales were up 23% in Q3 2012, primarily driven by strong growth in US prescription demand (up 27% compared to Q3 2011), and the effect of price increases taken since Q3 2011. These positive factors were partially offset by higher sales deductions in Q3 2012 compared to Q3 2011.

PENTASA – Ulcerative colitis

PENTASA product sales benefited from price increases taken since Q3 2011 and the effect of destocking in Q3 2011 which was not repeated in Q3 2012. These positive factors were partially offset by higher sales deductions in Q3 2012 as compared to Q3 2011.

FOSRENOL – Hyperphosphatemia

Product sales for FOSRENOL decreased by 6% as lower US prescription demand and higher sales deductions in Q3 2012 offset the effect of a price increase taken since Q3 2011. Product sales of FOSRENOL outside the US were lower than Q3 2011 primarily due to the effect of unfavorable foreign exchange.

DERMAGRAFT – DFU

DERMAGRAFT product sales were down 33% compared to Q3 2011, reflecting the impact of an expected re-engineering of key areas of the Regenerative Medicine business including an ongoing restructuring of the sales and marketing organization and the implementation of a new commercial model, all of which is expected to position DERMAGRAFT for future sales growth.

FIRAZYR – Hereditary Angioedema (“HAE”)

FIRAZYR sales continue to grow worldwide primarily driven by the strong launch in the US market. We continue to see new patients starting treatment and high levels of repeat usage by existing patients. The number of new patients and the irregular nature of HAE attacks affects the rate of reorder and explains the variability in results quarter over quarter as seen between Q3 and Q2 2012.

ADDERALL XR – ADHD

ADDERALL XR product sales decreased in Q3 2012 as a result of lower US prescription demand following the introduction of a new generic competitor, higher sales deductions and the effect of higher destocking in Q3 2012 compared to Q3 2011. These negative factors were partially offset by the benefit of a price increase taken since Q3 2011.

Sales deductions in Q3 2012 (63% of gross product sales) were significantly higher than Q3 2011 (47% of gross product sales) as Q3 2011 benefited from a lowering of the estimate of inventory in the US retail pipeline and the related sales deduction reserve.

2.	Royalties

			Year on year growth
Product		Royalties to Shire $M	Royalties	CER

FOSRENOL	1.00	14.0	+28%	+28%
ADDERALL XR	1.00	11.2	-51%	-51%
3TC® and ZEFFIX®	1.00	10.6	-39%	-39%
Other	1.00	6.0	-49%	-47%
Total	1.00	41.8	-33%	-33%

Royalties from ADDERALL XR in Q3 2012 were significantly impacted by a lower royalty rate payable on sales of authorized generic ADDERALL XR by Impax, following the launch of Actavis’ generic version.

Royalty income from 3TC and ZEFFIX continues to be adversely impacted by increased competition from other products and the expiry of patents in certain territories. Also, since Q2 2011 Shire has not recognised royalty income for 3TC and ZEFFIX for certain territories due to a disagreement between GlaxoSmithKline (“GSK”), ViiV Healthcare (“ViiV”) and Shire about how the relevant royalty rate should be applied given the expiry dates of certain patents. In October 2012 Shire, GSK and ViiV settled this disagreement and in Q4 2012 Shire will recognise one-time royalty income in respect of prior periods of $38 million as a result.

3.	Financial details

Cost of product sales
	Q3 2012	% of product sales	Q3 2011	% of product sales
	$M		$M
Cost of product sales (US GAAP)	167.9	16%	166.5	16%
Unwind of DERMAGRAFT inventory fair value step-up on acquisition	-		(9.0)
Transfer of manufacturing from Owings Mills	-		(3.4)
Depreciation	(9.4)		(8.6)
Cost of product sales (Non GAAP)	158.5	15%	145.5	14%

Non GAAP cost of product sales as a percentage of product sales increased slightly in Q3 2012 due to lower gross margins from DERMAGRAFT and ADDERALL XR compared with the same period in 2011.

US GAAP cost of product sales as a percentage of product sales remained constant as the impact of lower Non GAAP gross margins in Q3 2012 was offset by the fair value adjustment for DERMAGRAFT inventories and costs incurred on the transfer of manufacturing from Owings Mills in Q3 2011 which were not repeated in Q3 2012.

R&D
	Q3 2012	% of product sales	Q3 2011	% of product sales
	$M		$M
R&D (US GAAP)	224.7	21%	201.5	20%
Impairment of intangible assets	-		(16.0)
Depreciation	(5.5)		(5.6)
R&D (Non GAAP)	219.2	21%	179.9	18%

Non GAAP R&D increased by $39.3 million, or 22%, due to our continuing investment in a number of targeted R&D programs including new uses for LDX and our SPD602 program (acquired with FerroKin Biosciences, Inc. (“FerroKin”)). On a CER basis Non GAAP R&D increased by approximately 25%, a higher rate of increase than on a reported basis as Q3 2012 benefited from favorable foreign exchange.

US GAAP R&D increased by $23.2 million, or 12%, a lower rate of increase than on a Non GAAP basis as Q3 2011 included certain IPR&D impairment charges not repeated in Q3 2012.

SG&A
	Q3 2012	% of product sales	Q3 2011	% of product sales
	$M		$M
SG&A (US GAAP)	437.4	41%	452.1	44%
Intangible asset amortization	(50.0)		(46.4)
Legal and litigation costs(1)	(4.5)		-
Depreciation	(14.2)		(16.7)
SG&A (Non GAAP)	368.7	35%	389.0	38%

(1)
During 2012 Shire amended its Non GAAP policy to exclude costs related to the settlement of litigation, government investigations and other disputes, together with related external legal costs. Non GAAP SG&A in Q3 2011 has not been restated as the amounts incurred in that period were not significant.

Non GAAP SG&A decreased by $20.3 million, or 5%, reflecting our continuing focus on effective cost management. Reported costs also benefited (by 3 percentage points) from the stronger dollar in the quarter.

US GAAP SG&A decreased by $14.7 million, or 3%, a lower rate of decrease than on a Non GAAP basis as a result of higher intangible asset amortization and legal and litigation costs excluded from Non GAAP SG&A.

Interest expense

For the three months to September 30, 2012 Shire incurred interest expense of $9.2 million (Q3 2011: $9.7 million). Interest expense in Q3 2012 principally relates to the coupon on Shire’s $1,100 million 2.75% convertible bonds due 2014.

Other income/(expense), net
	Q3 2012	Q3 2011
	$M	$M
Other income, net (US GAAP)	3.5	15.6
Gain on sale of investments	-	(23.5)
Other income/(expense), net (Non GAAP)	3.5	(7.9)

Other income/(expense), net in Q3 2012 included foreign exchange gains, compared to foreign exchange losses in Q3 2011, reflecting volatility in a number of currencies to which Shire has exposure.

Taxation

The effective rate of tax on Non GAAP income in Q3 2012 was 18% (Q3 2011: 25%), and on a US GAAP basis the effective rate of tax was 15% (Q3 2011: 27%). The effective rate of tax in Q3 2012 on both a Non GAAP and US GAAP basis is lower than the same period in 2011 due primarily to favorable changes in profit mix.

FINANCIAL INFORMATION

Unaudited US GAAP financial position as of September 30, 2012
Consolidated Balance Sheets
	September 30,	December 31,
	2012	2011
	$M	$M
ASSETS
Current assets:
Cash and cash equivalents	1,321.9	620.0
Restricted cash	18.9	20.6
Accounts receivable, net	863.6	845.0
Inventories	427.5	340.1
Deferred tax asset	209.9	207.6
Prepaid expenses and other current assets	143.5	174.9

Total current assets	2,985.3	2,208.2

Non-current assets:
Investments	44.6	29.9
Property, plant and equipment ("PP&E"), net	931.9	932.1
Goodwill	639.2	592.6
Other intangible assets, net	2,593.6	2,493.0
Deferred tax asset	42.4	50.7
Other non-current assets	79.5	73.7

Total assets	7,316.5	6,380.2

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	1,446.9	1,370.5
Convertible bonds	-	1,100.0
Other current liabilities	93.7	63.8

Total current liabilities	1,540.6	2,534.3

Non-current liabilities:
Convertible bonds	1,100.0	-
Deferred tax liability	526.4	516.6
Other non-current liabilities	271.5	144.3

Total liabilities	3,438.5	3,195.2

Equity:
Common stock of 5p par value; 1,000 million shares authorized; and 562.5 million shares issued and outstanding (2011: 1,000 million shares authorized; and 562.5 million shares issued and outstanding)	55.7	55.7
Additional paid-in capital	2,956.2	2,853.3
Treasury stock: 6.6 million shares (2011: 11.8 million)	(188.2)	(287.2)
Accumulated other comprehensive income	72.5	60.3
Retained earnings	981.8	502.9

Total equity	3,878.0	3,185.0

Total liabilities and equity	7,316.5	6,380.2

Unaudited US GAAP results for the three months and nine months to September 30, 2012
Consolidated Statements of Income

	3 months to	3 months to	9 months to	9 months to
	September 30,	September 30,	September 30,	September 30,
	2012	2011	2012	2011
	$M	$M	$M	$M
Revenues:
Product sales	1,054.5	1,018.4	3,309.1	2,901.0
Royalties	41.8	62.8	154.4	199.8
Other revenues	4.1	4.9	16.5	20.4
Total revenues	1,100.4	1,086.1	3,480.0	3,121.2

Costs and expenses:
Cost of product sales(1)	167.9	166.5	478.8	434.7
R&D(1)	224.7	201.5	683.6	556.3
SG&A(1)	437.4	452.1	1,448.4	1,295.3
(Gain)/loss on sale of product rights	(5.7)	0.3	(16.5)	3.8
Reorganization costs	-	5.0	-	18.0
Integration and acquisition costs	2.7	5.3	15.1	7.9
Total operating expenses	827.0	830.7	2,609.4	2,316.0

Operating income	273.4	255.4	870.6	805.2

Interest income	0.9	0.3	2.3	1.5
Interest expense	(9.2)	(9.7)	(29.0)	(28.8)
Other income, net	3.5	15.6	3.6	15.9
Total other (expense)/income, net	(4.8)	6.2	(23.1)	(11.4)

Income before income taxes and equity in earnings of equity method investees	268.6	261.6	847.5	793.8
Income taxes	(41.6)	(69.5)	(144.6)	(187.3)
Equity in earnings of equity method investees, net of taxes	0.2	0.8	0.5	3.2
Net income	227.2	192.9	703.4	609.7

(1)
Cost of product sales includes amortization of intangible assets relating to favorable manufacturing contracts of $nil for the three months to September 30, 2012 (2011: $0.5 million) and $0.7 million for the nine months to September 30, 2012 (2011: $1.4 million). R&D includes intangible asset impairment charges of $nil (2011: $16.0 million) for the three months to September 30, 2012 and $27.0 million (2011: $16.0 million) for the nine months to September 30, 2012. SG&A costs include amortization of intangible assets relating to intellectual property rights acquired of $50.0 million for the three months to September 30, 2012 (2011: $46.4 million) and $146.6 million for the nine months to September 30, 2012 (2011: $119.1 million).

Unaudited US GAAP results for the three months and nine months to September 30, 2012
Consolidated Statements of Income (continued)

	3 months to	3 months to	9 months to	9 months to
	September 30,	September 30,	September 30,	September 30,
	2012	2011	2012	2011

Earnings per ordinary share – basic	40.9c	35.0c	126.6c	110.6c

Earnings per ADS – basic	122.7c	105.0c	379.8c	331.8c

Earnings per ordinary share – diluted	39.6c	33.9c	122.4c	106.7c

Earnings per ADS – diluted	118.8c	101.7c	367.2c	320.1c

Weighted average number of shares:
	Millions	Millions	Millions	Millions

Basic	555.9	551.3	555.5	551.2
Diluted	593.1	593.8	594.0	595.0

Unaudited US GAAP results for the three months and nine months to September 30, 2012
Consolidated Statements of Cash Flows

	3 months to September 30,		9 months to September 30,
	2012	2011	2012	2011
	$M	$M	$M	$M
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income	227.2	192.9	703.4	609.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	79.1	80.0	231.5	212.3
Share based compensation	21.6	19.8	65.0	54.7
Impairment of intangible assets	-	16.0	27.0	16.0
Gain on sale of non-current investments	-	(23.5)	-	(23.5)
(Gain)/loss on sale of product rights	(5.7)	0.3	(16.5)	3.8
Other	0.5	11.7	5.1	5.9
Movement in deferred taxes	(6.3)	(30.9)	(30.4)	(13.2)
Equity in earnings of equity method investees	(0.2)	(0.8)	(0.5)	(3.2)
Changes in operating assets and liabilities:
Increase in accounts receivable	(45.4)	(66.7)	(23.0)	(122.8)
Increase/(decrease) in sales deduction accrual	8.5	(19.9)	36.1	46.2
Increase in inventory	(14.9)	(12.2)	(81.9)	(42.8)
(Increase)/decrease in prepayments and other assets	(14.3)	31.1	17.8	17.3
Increase/(decrease) in accounts payable and other liabilities	38.3	(24.3)	72.7	(101.4)
Returns on investment from joint venture	-	5.2	4.9	5.2
Net cash provided by operating activities(A)	288.4	178.7	1,011.2	664.2

CASH FLOWS FROM INVESTING ACTIVITIES:

Movements in restricted cash	(4.5)	0.9	1.7	5.7
Purchases of subsidiary undertakings and businesses, net of cash acquired	-	(3.8)	(97.0)	(723.5)
Purchases of non-current investments	(7.4)	(3.8)	(12.1)	(8.3)
Purchases of PP&E	(27.2)	(40.9)	(91.6)	(135.9)
Purchases of intangible assets	-	(5.2)	(43.5)	(5.2)
Proceeds from disposal of non-current investments and PP&E	-	94.7	4.6	94.7
Proceeds from capital expenditure grants	-	-	8.4	-
Proceeds received on sale of product rights	3.3	1.9	13.7	8.8
Returns of equity investments and proceeds from short term investments	0.1	0.1	0.2	1.7
Net cash (used in)/provided by investing activities(B)	(35.7)	43.9	(215.6)	(762.0)

Unaudited US GAAP results for the three months and nine months to September 30, 2012
Consolidated Statements of Cash Flows (continued)

	3 months to September 30,		9 months to September 30,
	2012	2011	2012	2011
	$M	$M	$M	$M

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from drawing of revolving credit facility	-	-	-	30.0
Repayment of revolving credit facility	-	(30.0)	-	(30.0)
Repayment of debt acquired through business combinations	-	-	(3.0)	(13.1)
Excess tax benefit associated with exercise of stock options	3.5	4.9	38.6	23.7
Payment of dividend	-	-	(70.7)	(60.5)
Payments to acquire shares by the Employee Benefit Trust ("EBT")	(40.2)	(62.9)	(50.9)	(126.8)
Other	(3.3)	(0.5)	(2.6)	(0.1)
Net cash used in financing activities(C)	(40.0)	(88.5)	(88.6)	(176.8)
Effect of foreign exchange rate changes on cash and cash equivalents(D)	(3.5)	(2.3)	(5.1)	0.4
Net increase/(decrease) in cash and cash equivalents(A)+(B)+(C)+(D)	209.2	131.8	701.9	(274.2)
Cash and cash equivalents at beginning of period	1,112.7	144.6	620.0	550.6
Cash and cash equivalents at end of period	1,321.9	276.4	1,321.9	276.4

Unaudited US GAAP results for the three months and nine months to September 30, 2012
Selected Notes to the Financial Statements

(1) Earnings Per Share (“EPS”)

	3 months to	3 months to	9 months to	9 months to
	September 30,	September 30,	September 30,	September 30,
	2012	2011	2012	2011
	$M	$M	$M	$M

Numerator for basic EPS	227.2	192.9	703.4	609.7
Interest on convertible bonds, net of tax	7.5	8.4	23.7	25.2

Numerator for diluted EPS	234.7	201.3	727.1	634.9

Weighted average number of shares:
	Millions	Millions	Millions	Millions
Basic(1)	555.9	551.3	555.5	551.2
Effect of dilutive shares:
Share based awards to employees(2)	3.7	9.0	5.0	10.4
Convertible bonds 2.75% due 2014(3)	33.5	33.5	33.5	33.4

Diluted	593.1	593.8	594.0	595.0

(1)	Excludes shares purchased by the EBT and presented by Shire as treasury stock.
(2)	Calculated using the treasury stock method.
(3)	Calculated using the “if converted” method.

The share equivalents not included in the calculation of the diluted weighted average number of shares are shown below:

	3 months to	3 months to	9 months to	9 months to
	September 30,	September 30,	September 30,	September 30,
	2012	2011	2012	2011
	Millions	Millions	Millions	Millions
Share based awards to employees(1)	6.6	3.2	4.9	3.9

(1)
Certain stock options have been excluded from the calculation of diluted EPS because (a) their exercise prices exceeded Shire’s average share price during the calculation period or (b) the required performance conditions were not satisfied as at the balance sheet date.

Unaudited US GAAP results for the three months to September 30, 2012
Selected Notes to the Financial Statements

(2)  Analysis of revenues

3 months to September 30,	2012	2011	2012	2012
			%	% of total
	$M	$M	change	revenue
Net product sales:
Specialty Pharmaceuticals ("SP")
Behavioral Health ("BH")
VYVANSE	247.1	199.7	24%	23%
ADDERALL XR	102.2	149.9	-32%	9%
INTUNIV	69.0	56.1	23%	6%
EQUASYM®	5.5	5.1	8%	<1%
	423.8	410.8	3%	39%
Gastro Intestinal ("GI")
LIALDA/MEZAVANT	104.4	89.7	16%	9%
PENTASA	67.0	55.9	20%	6%
RESOLOR®	2.8	1.5	87%	<1%
	174.2	147.1	18%	16%
General products
FOSRENOL	38.1	40.5	-6%	3%
XAGRID®	22.0	23.3	-6%	2%
	60.1	63.8	-6%	5%

Other product sales	25.3	36.3	-30%	2%
Total SP product sales	683.4	658.0	4%	62%

HGT
REPLAGAL	121.7	129.0	-6%	11%
ELAPRASE	110.5	109.6	1%	10%
VPRIV	74.9	64.6	16%	7%
FIRAZYR	30.3	7.2	321%	3%
Total HGT product sales	337.4	310.4	9%	31%

Regenerative Medicine ("RM")
DERMAGRAFT	33.7	50.0	-33%	3%
Total RM product sales	33.7	50.0	-33%	3%

Total product sales	1,054.5	1,018.4	4%	96%

Royalties:
FOSRENOL	14.0	10.9	28%	1%
ADDERALL XR	11.2	22.9	-51%	1%
3TC and ZEFFIX	10.6	17.3	-39%	1%
Other	6.0	11.7	-49%	<1%
Total royalties	41.8	62.8	-33%	4%

Other revenues	4.1	4.9	-16%	<1%

Total revenues	1,100.4	1,086.1	1%	100%

Unaudited US GAAP results for the nine months to September 30, 2012
Selected Notes to the Financial Statements

(2)  Analysis of revenues

9 months to September 30,	2012	2011	2012	2012
			%	% of total
	$M	$M	change	revenue
Net product sales:
SP
BH
VYVANSE	773.3	587.9	32%	22%
ADDERALL XR	347.5	408.0	-15%	10%
INTUNIV	206.6	157.6	31%	6%
EQUASYM	21.3	15.6	37%	<1%
	1,348.7	1,169.1	15%	39%
GI
LIALDA/MEZAVANT	288.5	276.0	5%	8%
PENTASA	196.7	186.2	6%	6%
RESOLOR	8.3	4.0	108%	<1%
	493.5	466.2	6%	14%
General products
FOSRENOL	126.8	127.0	<-1%	4%
XAGRID	70.7	69.2	2%	2%
	197.5	196.2	1%	6%

Other product sales	85.9	117.3	-27%	2%
Total SP product sales	2,125.6	1,948.8	9%	61%

HGT
REPLAGAL	379.3	354.3	7%	11%
ELAPRASE	358.3	340.9	5%	10%
VPRIV	229.3	186.9	23%	7%
FIRAZYR	81.7	18.1	351%	2%
Total HGT product sales	1,048.6	900.2	16%	30%

RM
DERMAGRAFT	134.9	52.0	159%	4%
Total RM product sales	134.9	52.0	159%	4%

Total product sales	3,309.1	2,901.0	14%	95%

Royalties:
ADDERALL XR	62.2	66.6	-7%	2%
FOSRENOL	37.0	31.4	18%	1%
3TC and ZEFFIX	34.8	64.1	-46%	1%
Other	20.4	37.7	-46%	<1%
Total royalties	154.4	199.8	-23%	4%

Other revenues	16.5	20.4	-19%	<1%

Total revenues	3,480.0	3,121.2	11%	100%

Unaudited results for the three months to September 30, 2012
Non GAAP reconciliation

3 months to September 30, 2012	US GAAP	Adjustments					Non GAAP

		(a)	(b)	(c)	(d)	(e)
	$M	$M	$M	$M	$M	$M	$M
Total revenues	1,100.4	-	-	-	-	-	1,100.4

Costs and expenses:
Cost of product sales	167.9	-	-	-	-	(9.4)	158.5
R&D	224.7	-	-	-	-	(5.5)	219.2
SG&A	437.4	(50.0)	-	-	(4.5)	(14.2)	368.7
Gain on sale of product rights	(5.7)	-	-	5.7	-	-	-
Integration and acquisition costs	2.7	-	(2.7)	-	-	-	-
Depreciation	-	-	-	-	-	29.1	29.1
Total operating expenses	827.0	(50.0)	(2.7)	5.7	(4.5)	-	775.5

Operating income	273.4	50.0	2.7	(5.7)	4.5	-	324.9

Interest income	0.9	-	-	-	-	-	0.9
Interest expense	(9.2)	-	-	-	-	-	(9.2)
Other income, net	3.5	-	-	-	-	-	3.5
Total other expense, net	(4.8)	-	-	-	-	-	(4.8)
Income before income taxes and equity in earnings of equity method investees	268.6	50.0	2.7	(5.7)	4.5	-	320.1
Income taxes	(41.6)	(14.3)	(1.1)	-	(1.5)	-	(58.5)
Equity in earnings of equity method investees, net of tax	0.2	-	-	-	-	-	0.2
Net income	227.2	35.7	1.6	(5.7)	3.0	-	261.8
Impact of convertible debt, net of tax	7.5	-	-	-	-	-	7.5
Numerator for diluted EPS	234.7	35.7	1.6	(5.7)	3.0	-	269.3
Weighted average number of shares (millions) – diluted	593.1	-	-	-	-	-	593.1
Diluted earnings per ADS	118.8c	18.0c	0.9c	(3.0c)	1.5c	-	136.2c

The following items are included in Adjustments:
(a)	Amortization and asset impairments: Amortization of intangible assets relating to intellectual property rights acquired ($50.0 million), and tax effect of adjustments;
(b)
Acquisition and integration activities: Costs associated with the acquisition of FerroKin and the integration of Advanced BioHealing Inc. (“ABH”) ($1.5 million), charges related to the change in fair value of deferred contingent consideration ($1.2 million), and tax effect of adjustments;

(c)	Divestments, reorganizations and discontinued operations: Re-measurement of DAYTRANA contingent consideration to fair value ($5.7 million);
(d)	Legal and litigation costs: Costs related to litigation, government investigations, other disputes and external legal costs ($4.5 million), and tax effect of adjustments; and
(e)	Depreciation reclassification: Depreciation of $29.1 million included in Cost of product sales, R&D costs and SG&A costs for US GAAP separately disclosed for the presentation of Non GAAP earnings.

Unaudited results for the three months to September 30, 2011
Non GAAP reconciliation

3 months to September 30, 2011	US GAAP	Adjustments				Non GAAP

		(a)	(b)	(c)	(d)
	$M	$M	$M	$M	$M	$M
Total revenues	1,086.1	-	-	-	-	1,086.1

Costs and expenses:
Cost of product sales	166.5	-	(9.0)	(3.4)	(8.6)	145.5
R&D	201.5	(16.0)	-	-	(5.6)	179.9
SG&A	452.1	(46.4)	-	-	(16.7)	389.0
Loss on sale of product rights	0.3	-	-	(0.3)	-	-
Reorganization costs	5.0	-	-	(5.0)	-	-
Integration and acquisition costs	5.3	-	(5.3)	-	-	-
Depreciation	-	-	-	-	30.9	30.9
Total operating expenses	830.7	(62.4)	(14.3)	(8.7)	-	745.3

Operating income	255.4	62.4	14.3	8.7	-	340.8

Interest income	0.3	-	-	-	-	0.3
Interest expense	(9.7)	-	-	-	-	(9.7)
Other income/(expense), net	15.6	-	-	(23.5)	-	(7.9)
Total other income/(expense), net	6.2	-	-	(23.5)	-	(17.3)
Income before income taxes and equity in earnings of equity method investees	261.6	62.4	14.3	(14.8)	-	323.5
Income taxes	(69.5)	(16.4)	(2.9)	9.2	-	(79.6)
Equity in earnings of equity method investees, net of tax	0.8	-	-	-	-	0.8
Net income	192.9	46.0	11.4	(5.6)	-	244.7
Impact of convertible debt, net of tax	8.4	-	-	-	-	8.4
Numerator for diluted EPS	201.3	46.0	11.4	(5.6)	-	253.1
Weighted average number of shares (millions) – diluted	593.8	-	-	-	-	593.8
Diluted earnings per ADS	101.7c	23.2c	5.8c	(2.8c)	-	127.9c

The following items are included in Adjustments:
(a)
Amortization and asset impairments: Impairment of intangible assets ($16.0 million), amortization of intangible assets relating to intellectual property rights acquired ($46.4 million), and tax effect of adjustments;

(b)
Acquisition and integration activities: Unwind of ABH inventory step-up ($9.0 million), costs associated with the acquisition and integration of ABH ($3.6 million) and integration of Movetis ($1.7 million), and tax effect of adjustments;

(c)
Divestments, reorganizations and discontinued operations: Accelerated depreciation ($2.2 million) and dual running costs ($1.2 million) on the transfer of manufacturing from Owings Mills to a third party, re-measurement of DAYTRANA contingent consideration to fair value ($0.3 million), reorganization costs ($5.0 million) on the transfer of manufacturing from Owings Mills to a third party and establishment of an international commercial hub in Switzerland, gain on disposal of investment in Vertex Pharmaceuticals Inc. (“Vertex”) ($23.5 million), and tax effect of adjustments; and

(d)	Depreciation: Depreciation of $30.9 million included in Cost of product sales, R&D costs and SG&A costs for US GAAP separately disclosed for the presentation of Non GAAP earnings.

Unaudited results for the nine months to September 30, 2012
Non GAAP reconciliation

9 months to September 30, 2012	US GAAP	Adjustments					Non GAAP

		(a)	(b)	(c)	(d)	(e)
	$M	$M	$M	$M	$M	$M	$M
Total revenues	3,480.0	-	-	-	-	-	3,480.0

Costs and expenses:
Cost of product sales	478.8	-	-	-	-	(23.6)	455.2
R&D	683.6	(27.0)	(23.0)	-	-	(18.3)	615.3
SG&A	1,448.4	(146.6)	-	-	(40.4)	(42.3)	1,219.1
Gain on sale of product rights	(16.5)	-	-	16.5	-	-	-
Integration and acquisition costs	15.1	-	(15.1)	-	-	-	-
Depreciation	-	-	-	-	-	84.2	84.2
Total operating expenses	2,609.4	(173.6)	(38.1)	16.5	(40.4)	-	2,373.8

Operating income	870.6	173.6	38.1	(16.5)	40.4	-	1,106.2

Interest income	2.3	-	-	-	-	-	2.3
Interest expense	(29.0)	-	-	-	-	-	(29.0)
Other income, net	3.6	-	-	-	-	-	3.6
Total other expense, net	(23.1)	-	-	-	-	-	(23.1)
Income before income taxes and equity in earnings of equity method investees	847.5	173.6	38.1	(16.5)	40.4	-	1,083.1
Income taxes	(144.6)	(42.0)	(10.1)	-	(14.5)	-	(211.2)
Equity in earnings of equity method investees, net of tax	0.5	-	-	-	-	-	0.5
Net income	703.4	131.6	28.0	(16.5)	25.9	-	872.4
Impact of convertible debt, net of tax	23.7	-	-	-	-	-	23.7
Numerator for diluted EPS	727.1	131.6	28.0	(16.5)	25.9	-	896.1
Weighted average number of shares (millions) – diluted	594.0	-	-	-	-	-	594.0
Diluted earnings per ADS	367.2c	66.6c	14.1c	(8.4c)	13.2c	-	452.7c

The following items are included in Adjustments:
(a)
Amortization and asset impairments: Impairment of IPR&D intangible assets for RESOLOR ($27.0 million), amortization of intangible assets relating to intellectual property rights acquired ($146.6 million), and tax effect of adjustments;

(b)
Acquisitions and integration activities: Up-front payments made to Sangamo Biosciences Inc. and for the acquisition of the US rights to prucalopride (marketed in certain countries in Europe as RESOLOR) ($23.0 million), costs associated with acquisition of FerroKin and the integration of ABH ($11.8 million), charges related to the change in fair value of deferred contingent consideration ($3.3 million), and tax effect of adjustments;

(c)	Divestments, reorganizations and discontinued operations: Re-measurement of DAYTRANA contingent consideration to fair value ($16.5 million);
(d)	Legal and litigation costs: Costs related to the litigation, government investigations, other disputes and external legal costs ($40.4 million), and tax effect of adjustments; and
(e)	Depreciation reclassification: Depreciation of $84.2 million included in Cost of product sales, R&D costs and SG&A costs for US GAAP separately disclosed for the presentation of Non GAAP earnings.

Unaudited results for the nine months to September 30, 2011
Non GAAP reconciliation

9 months to September 30, 2011	US GAAP	Adjustments				Non GAAP

		(a)	(b)	(c)	(d)
	$M	$M	$M	$M	$M	$M
Total revenues	3,121.2	-	-	-	-	3,121.2

Costs and expenses:
Cost of product sales	434.7	-	(9.0)	(9.0)	(22.4)	394.3
R&D	556.3	(16.0)	-	-	(16.4)	523.9
SG&A	1,295.3	(119.1)	-	-	(46.4)	1,129.8
Loss on sale of product rights	3.8	-	-	(3.8)	-	-
Reorganization costs	18.0	-	-	(18.0)	-	-
Integration and acquisition costs	7.9	-	(7.9)	-	-	-
Depreciation	-	-	-	-	85.2	85.2
Total operating expenses	2,316.0	(135.1)	(16.9)	(30.8)	-	2,133.2

Operating income	805.2	135.1	16.9	30.8	-	988.0

Interest income	1.5	-	-	-	-	1.5
Interest expense	(28.8)	-	-	-	-	(28.8)
Other income/(expense), net	15.9	2.4	-	(23.5)	-	(5.2)
Total other expense, net	(11.4)	2.4	-	(23.5)	-	(32.5)
Income before income taxes and equity in earnings of equity method investees	793.8	137.5	16.9	7.3	-	955.5
Income taxes	(187.3)	(35.6)	(4.2)	4.5	-	(222.6)
Equity in earnings of equity method investees, net of tax	3.2	-	-	-	-	3.2
Net income	609.7	101.9	12.7	11.8	-	736.1
Impact of convertible debt, net of tax	25.2	-	-	-	-	25.2
Numerator for diluted EPS	634.9	101.9	12.7	11.8	-	761.3
Weighted average number of shares (millions) – diluted	595.0	-	-	-	-	595.0
Diluted earnings per ADS	320.1c	51.4c	6.4c	5.9c	-	383.8c

The following items are included in Adjustments:
(a)
Amortization and asset impairments: Impairment of intangible assets ($16.0 million), amortization of intangible assets relating to intellectual property rights acquired ($119.1 million), impairment of available for sale securities ($2.4 million), and tax effect of adjustments;

(b)
Acquisitions and integration activities: Unwind of ABH inventory step-up ($9.0 million), costs associated with acquisition and integration of ABH ($10.5 million) and integration of Movetis ($5.6 million), less adjustment to contingent consideration payable for EQUASYM ($8.2 million), and tax effect of adjustments;

(c)
Divestments, reorganizations and discontinued operations: Accelerated depreciation ($6.6 million) and dual running costs ($2.4 million) on the transfer of manufacturing from Owings Mills to a third party, re-measurement of DAYTRANA contingent consideration to fair value ($3.8 million), reorganization costs ($18.0 million) on the transfer of manufacturing from Owings Mills to a third party and the establishment of an international commercial hub in Switzerland, gain on disposal of investment in Vertex ($23.5 million), and tax effect of adjustments; and

(d)	Depreciation: Depreciation of $85.2 million included in Cost of product sales, R&D costs and SG&A costs for US GAAP separately disclosed for the presentation of Non GAAP earnings.

Unaudited results for the three months and nine months to September 30, 2012
Non GAAP reconciliation

The following table reconciles US GAAP net cash provided by operating activities to Non GAAP cash generation:

	3 months to September 30,		9 months to September 30,
	2012	2011	2012	2011
	$M	$M	$M	$M
Net cash provided by operating activities	288.4	178.7	1,011.2	664.2
Tax and interest payments, net	66.8	117.2	150.9	280.0
Up-front payments in respect of in-licensed and acquired products	-	-	23.0	-
Non GAAP cash generation	355.2	295.9	1,185.1	944.2

The following table reconciles US GAAP net cash provided by operating activities to Non GAAP free cash flow:

	3 months to September 30,		9 months to September 30,
	2012	2011	2012	2011
	$M	$M	$M	$M
Net cash provided by operating activities	288.4	178.7	1,011.2	664.2
Up-front payments in respect of in-licensed and acquired products	-	-	23.0	-
Capital expenditure	(27.2)	(40.9)	(91.6)	(135.9)
Non GAAP free cash flow	261.2	137.8	942.6	528.3

Non GAAP net cash/(debt) comprises:

	September 30,	December 31,
	2012	2011
	$M	$M
Cash and cash equivalents	1,321.9	620.0

Convertible bonds	(1,100.0)	(1,100.0)
Other debt	(9.4)	(8.2)
Non GAAP net cash/(debt)	212.5	(488.2)

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Through our deep understanding of patients’ needs, we develop and provide healthcare in the areas of:

•	Behavioral Health and Gastro Intestinal conditions
•	Rare Diseases
•	Regenerative Medicine

as well as other symptomatic conditions treated by specialist physicians.

We aspire to imagine and lead the future of healthcare, creating value for patients, physicians, policymakers, payors and our shareholders.

www.shire.com

THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of research, development, approval, reimbursement, manufacturing and commercialization of Shire’s Specialty Pharmaceuticals, Human Genetic Therapies and Regenerative Medicine products, as well as the ability to secure new products for commercialization and/or development; government regulation of Shire’s products; Shire’s ability to manufacture its products in sufficient quantities to meet demand; the impact of competitive therapies on Shire’s products; Shire’s ability to register, maintain and enforce patents and other intellectual property rights relating to its products; Shire’s ability to obtain and maintain government and other third-party reimbursement for its products; and other risks and uncertainties detailed from time to time in Shire’s filings with the Securities and Exchange Commission.

Non GAAP Measures

This press release contains financial measures not prepared in accordance with US GAAP. These measures are referred to as “Non GAAP” measures and include: Non GAAP operating income; Non GAAP net income; Non GAAP diluted earnings per ADS; effective tax rate on Non GAAP income before income taxes and earnings of equity method investees (“Effective tax rate on Non GAAP income”); Non GAAP cost of product sales; Non GAAP research and development; Non GAAP selling, general and administrative; Non GAAP other income/expense; Non GAAP cash generation; Non GAAP free cash flow and Non GAAP net cash/(debt). These Non GAAP measures exclude the effect of certain cash and non-cash items, that Shire's management believes are not related to the core performance of Shire’s business.

These Non GAAP financial measures are used by Shire’s management to make operating decisions because they facilitate internal comparisons of Shire’s performance to historical results and to competitors’ results. Shire’s Remuneration Committee uses certain key Non GAAP measures when assessing the performance and compensation of employees, including Shire’s executive directors.

The Non GAAP measures are presented in this press release as Shire’s management believe that they will provide investors with a means of evaluating, and an understanding of how Shire’s management evaluates, Shire’s performance and results on a comparable basis that is not otherwise apparent on a US GAAP basis, since many non-recurring, infrequent or non-cash items that Shire’s management believe are not indicative of the core performance of the business may not be excluded when preparing financial measures under US GAAP.

These Non GAAP measures should not be considered in isolation from, as substitutes for, or superior to financial measures prepared in accordance with US GAAP.

Where applicable the following items, including their tax effect, have been excluded when calculating Non GAAP earnings for both 2012 and 2011, and from our Outlook:

Amortization and asset impairments:
•	Intangible asset amortization and impairment charges; and
•	Other than temporary impairment of investments.

Acquisitions and integration activities:
•	Up-front payments and milestones in respect of in-licensed and acquired products;
•	Costs associated with acquisitions, including transaction costs, fair value adjustments on contingent consideration and acquired inventory;
•	Costs associated with the integration of companies; and
•	Noncontrolling interests in consolidated variable interest entities.

Divestments, re-organizations and discontinued operations:
•	Gains and losses on the sale of non-core assets;
•	Costs associated with restructuring and re-organization activities;
•	Termination costs; and
•	Income/(losses) from discontinued operations.

Legal and litigation costs:
•	Net legal costs related to the settlement of litigation, government investigations and other disputes (excluding internal legal team costs).

Depreciation, which is included in Cost of product sales, R&D and SG&A costs in our US GAAP results, has been separately disclosed for the presentation of 2011 and 2012 Non GAAP earnings.

Cash generation represents net cash provided by operating activities, excluding up-front and milestone payments for in-licensed and acquired products, tax and interest payments.

Free cash flow represents net cash provided by operating activities, excluding up-front and milestone payments for in-licensed and acquired products, but including capital expenditure in the ordinary course of business.

A reconciliation of Non GAAP financial measures to the most directly comparable measure under US GAAP is presented on pages 20 to 24.

Sales growth at CER, which is a Non GAAP measure, is computed by restating 2012 results using average 2011 foreign exchange rates for the relevant period.

Average exchange rates for the nine months to September 30, 2012 were $1.58:£1.00 and $1.29:€1.00 (2011: $1.61:£1.00 and $1.41:€1.00). Average exchange rates for Q3 2012 were $1.58:£1.00 and $1.25:€1.00 (2011: $1.61:£1.00 and $1.41:€1.00).

TRADEMARKS

All trademarks designated ® and ™ used in this press release are trademarks of Shire plc or companies within the Shire group except for 3TC® and ZEFFIX® which are trademarks of GSK, PENTASA® which is a registered trademark of FERRING B.V., FABRAZYME® and CEREZYME® which are trademarks of Genzyme Corporation, LIALDA® and MEZAVANT® which are trademarks of Giuliani International Limited and DAYTRANA® which is a trade mark of Noven Pharmaceuticals Inc. Certain trademarks of Shire plc or companies within the Shire group are set out in Shire’s Annual Report on Form 10-K for the year ended December 31, 2011 and the Quarterly Report on Form 10-Q for the three and six months ended June 30, 2012.